ADMINISTRATION AGREEMENT AMENDMENT

This Amendment, effective May 1, 2017, (the “Amendment”) to the Administration Agreement dated January 1, 2015 (the “Agreement”), is by and between the LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”), a Delaware statutory trust, on behalf of each of its series (the “Funds”) and THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (the “Administrator”), an Indiana insurance company.

WHEREAS, the Administrator serves as administrator to the Funds pursuant to the Agreement and provides certain administrative services for the Funds as set forth in the Agreement;

WHEREAS, the Funds desire to compensate the Administrator for providing to the Funds certain contractholder servicing and corporate-level services; and

WHEREAS, the Administrator is willing to perform such services, upon the terms and subject to the conditions set forth herein, and the Administrator believes that the associated compensation should permit it to better enhance process automation, improve accuracy and timeliness, allow for a predictable flow of revenue to be invested back into the business, and increase flexibility and compliance spending to meet increasing business complexity;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Agreement is amended as follows:

1.         Section 2 “Duties” is hereby amended by deleting the phrase “the Administrator shall provide or procure the services set forth in subsections (a)-(b) below:” and substituting the phrase “the Administrator shall provide or procure the services set forth in subsections (a)-(d) below:”

2.         The following are hereby added as sections 2(c) and 2(d) to the Agreement:

(c)        Contractholder Services. The Administrator shall provide or procure, on behalf of each Fund, the following contractholder services with respect to the Funds:

i.	respond to operational inquiries from contractholders about accounts and the Funds;

ii.	process purchase and redemption orders with the Funds’ transfer agent;

iii.	provide contractholders with automatic investment services, including investments in Funds;

iv.	provide periodic account information to contractholders;

v.	interface between the Funds’ transfer agent and the contractholder activity systems;

vi.	provide subaccounting with respect to Fund shares; and

vii.	forward communications from the Funds to contractholders.

(d)        Corporate-Level Services. The Administrator shall provide or procure, on behalf of each Fund, the following corporate-level services with respect to the Fund:

i.	anti-money laundering and fraud prevention;

ii.	privacy and data security;

iii.	disaster recovery; and

iv.	services related to regulatory duties, such as duties of confidentiality and disclosure.

3.          The following is hereby added as section 6(c) to the Administration Agreement:

(c)        For providing or procuring the contractholder and corporate-level services as set forth in Sections 2(c) and 2(d) of this Agreement, each Fund shall pay monthly fees to the Administrator at the annual rate of 0.029% (stated as a percentage of the net assets of the Fund). If the Administrator shall serve for less than any whole month, the foregoing fee shall be adjusted accordingly.

4.         Subsection 7(v) is hereby deleted in its entirety and replaced with the following:

“brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Fund;”

5.         Section 8 “Liability of the Administrator” is hereby amended by deleting the phrase “except by reason of willful misfeasance, bad faith, fraud by the Administrator in the performance of the Administrator’s duties, or by reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement” and substituting the phrase “except by reason of willful misfeasance, bad faith, gross negligence, fraud by the Administrator in the performance of the Administrator’s duties, or by reason of reckless disregard by the Administrator of the Administrator’s obligations and duties under this Agreement”.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the 22 day of March, 2017.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of each of its series

By: /s/ Jayson R. Bronchetti
Name: Jayson R. Bronchetti
Title: President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: /s/ William P. Flory, Jr.
Name: William P. Flory
Title: Vice President & Chief Accounting Officer

3